CONTACT:	Debra L. Jensen	Exhibit 99.1
	Chief Financial Officer	Page 1 of 3

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces First Quarter Earnings

      LOS ANGELES, CA May 12, 2005 — Arden Group, Inc. (Nasdaq-ARDNA) today released its sales and income figures for the first quarter ended April 2, 2005.

      Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

Post Office Box 512256, Los Angeles, California 90051-0256 2020 South Central Avenue, Compton, California 90220	(310) 638-2842 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
FIRST QUARTER EARNINGS RELEASE
(UNAUDITED)

	Thirteen Weeks Ended
(In Thousands, Except Share and Per Share Data)	April 2, 2005	April 3, 2004
Sales (a)	$115,976	$147,394

Operating income (a)	8,998	14,124
Interest and dividend income (expense), net	255	314

Income before income taxes	9,253	14,438
Income tax provision	3,770	5,883

Net income	$5,483	$8,555

Net income per common share (b):
Basic — Class A Common Stock	$1.62	$2.64
Basic — Class B Common Stock	0.00	2.37
Diluted	1.62	2.53

Weighted average common shares outstanding (b):
Basic — Class A Common Stock	3,383,252	2,017,668
Basic — Class B Common Stock	0	1,363,584
Diluted	3,383,252	3,382,382

(a)	The results of operations for the first quarter of 2005 compared to the first quarter of 2004 reflect the impact of a labor dispute in the Company’s trade area that commenced October 11, 2003 and concluded February 29, 2004. The labor dispute resulted in a temporary shift in consumer shopping patterns and a significant increase in the Company’s sales and operating income during the fourth quarter of 2003 and the first quarter of 2004. Since the settlement of the labor dispute, most customers have returned to their previous shopping patterns; however, the Company has successfully retained some of the new shoppers that experienced the Gelson’s format and service during the labor dispute. Sales for the first quarter ended April 3, 2004 have been revised to reflect a change in the way the Company classifies rental, license and other income beginning in the third quarter of 2004. This classification change had no impact on operating income, net income or net cash flow and represents less than 1% of sales for all periods presented.

Exhibit 99.1

Operating income decreased 36.3% in the first quarter of 2005 compared to 2004. During the labor dispute, the Company achieved significant economies of scale from incremental sales and has succeeded in preserving some of these savings as a result of the sales retained compared to pre-strike periods. During the first quarter of 2005, the Company reversed $1,592,000 of compensation expense recognized in previous periods related to stock appreciation rights primarily due to a decrease in the Company’s Class A Common Stock price compared to expense of $105,000 recognized in the same period of 2004.

(b)	As of November 10, 2004, all Class B Common Stock was converted to Class A Common Stock.

Arden Group, Inc.
2020 South Central Avenue, Compton, California 90220
Telephone: (310) 638-2842 Facsimile: (310) 631-0950